Radnóczy & Mészáros • NÖRR STIEFENHOFER LUTZ

Cooperation Agreement

(hereinafter the “Agreement”)

is made and entered into this 29th day of September 2008, by and among

Kraft Elektronikai Zártkörűen Működő Részvénytársaság

Headquartered in Budapest 1112, Kőérberki út 36

- hereinafter referred to as “Kraft”–

BudaSolar Technológiai Korlátolt Felelősségű Társaság.

Headquartered in Budapest 1121, Konkoly-Thege Miklós út 29-33

- hereinafter referred to as “BudaSolar” -

Istvan Krafcsik, an individual (“Krafcsik”)

Attila Horvath, an individual (“Horvath”).- and

Solar Thin Films, Inc.

Headquartered in Haddonfield, New Jersey

- each of the above individually referred to as a “Party” and collectively referred to as “Parties” -

Preamble

A. The Parties have entered into a share exchange agreement, dated September 29, 2008 regarding the contemplated acquisition of 100% of the share capital and quotas of BudaSolar by Kraft and the transfer by Solar Thin Films, Inc. (the owner of 100% of the share capital of Kraft) of 40% of the shares in Kraft to the stockholders of BudaSolar (the “Stock Exchange Agreement”).

B. This Agreement shall regulate the relationship and cooperation between the Parties during the interim period until the closing of the transaction described in the Stock Exchange Agreement. If for any reason the transactions contemplated by the Stock Exchange Agreement shall not be consummated, this Agreement shall continue in force and effect until terminated by either Kraft or BudaSolar, subject at all times to the provisions of Section 7 of this Agreement.

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§ 1 Subject Matter of the Agreement

BudaSolar agrees to provide Kraft with technical and consultancy services and cooperate in the area of improvements to the Kraft single product line consisting of equipment and components that are used to manufacture amorphous silicon solar panels or modules (the “Products”).

§ 2 The Services

(1) In addition to the specific services contemplated by Section 1 above, BudaSolar shall provide the following specific services to Kraft that are set forth in this Section 2 (collectively, with Section 1, the “Services”):

(a)	BudaSolar will provide intellectual property, technology and personnel to complete all Products of Kraft which are not equipped with operative software, hardware, or otherwise completed; .

(b)
BudaSolar shall provide intellectual property, technology and personnel to improve all of the Products, including providing the missing equipment to meet the requirements of 6MWp/year factory throughput; and

(c)	BudaSolar shall adjust the photo voltaic process recipes for 6% PV efficiency.

Kraft shall make the Products and its technical description available to BudaSolar.

 (2) The Parties may send out proposals to potential customers regarding the sale of the Products on the letterhead of Kraft (to the extent deemed solely a Kraft Product as described below) and on the letterhead of both Kraft and BudaSolar (to the extent deemed a joint Product, as described below). That means in particular that

(a)
Kraft will offer and sell the 6MW line of Products solely as a Kraft product and under the Kraft name (which name shall be changed from Kraft to STF Technologies Ltd., as provided in the Stock Purchase Agreement);

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(b)
For so long as the Stock Exchange Agreement shall remain in force, prior to the closing under the Stock Exchange Agreement, BudaSolar will offer and sell the 6MW line of Products solely as a Kraft Product and under the Kraft name with a clear declaration that it is produced by Kraft with Kraft’s know how (which name shall be changed from Kraft to STF Technologies Ltd., as provided in the Stock Exchange Agreement). In the event that the Stock Exchange Agreement shall terminate and the transactions contemplated thereby shall not be completed, BudaSolar may offer and sell the 6MW line of Products as a Buda Solar Product, under the BudaSolar name and produced with BudaSolar knowhow;

(c)
Kraft will offer and sell the 36MW line of Products as a BudaSolar Product with a clear declaration that it was produced using BudaSolar’s know how. In such connection, except for selling agents currently existing on the date of this Agreement, Kraft will act as exclusive selling agent regarding the 36 MW line of Products of BudaSolar and shall entitled to receive a 5% agent’s commissions of the gross sales price of each sale 36 MW line of Products. Prior to the sale of any 36MW line of Products, Kraft and Buda Solar shall enter into a sales agency agreement that shall be mutually acceptable to the Parties. In the event that the Stock Exchange Agreement shall terminate and the transactions contemplated thereby shall not be completed, such selling agency relationship shall thereafter automatically become non-exclusive.

(3) BudaSolar shall be obliged to inform Kraft without delay of the details of any order received by it from third parties regarding all Products. Kraft shall promptly inform BudaSolar of any order received by it that requires the application of this Agreement.

(4) BudaSolar shall provide technical support during the installation and training and start-up function for all Products sold in accordance with the terms of the purchase agreement with the customer and the agreement of the Parties regarding each particular order. If any of the Parties receives an order from a customer, both Parties will work together in good faith on a deal by deal basis to perform such orders. The Parties agree to provide each other with their own relevant scientific, technical and commercial information, as far as this is necessary for the proper fulfilment of the orders. Both Parties will use their best efforts and apply their own knowledge and experience in order to achieve the best possible result.

Radnóczy & Mészáros • NÖRR STIEFENHOFER LUTZ

(5) It is expressly understood by and between the Parties that a material inducement for Kraft to pay the Royalties contemplated by Section 4(2) of this Agreement is that the aggregate of the total Services to be provided by BudaSolar to Kraft under this Agreement shall include the transfer to Kraft of all knowledge, intellectual property and proprietary or confidential software, data and other information as shall be sufficient to enable Kraft to provide Products to its customers following the termination of this Agreement without the assistance of BudaSolar or its personnel.

(6) BudaSolar shall be entitled to the unlimited usage right of the know-how handed over to it by Kraft on the basis of the present agreement (e.g. 2§ (1)(d)). The Parties agree and declare that the remuneration payable to BudaSolar as set out in the present agreement was agreed considering the handing over of the right to use such know-how.

§ 3 Confidentiality

(1) The Parties mutually undertake to treat as confidential both the information received from the other Party and the know-how and other knowledge developed during the operation of this contract.

(2) Such information shall serve exclusively for the Parties’ own use within this Agreement. The Parties shall subject their employees and subcontractors to corresponding obligations; the provision of such information shall in each case require the prior written approval by the other Party.

§ 4 Remuneration

(1)  Services Fee.  For its Services under this Agreement, BudaSolar shall be entitled charge Kraft a fee for its know-how and the expertise of BudaSolar personnel (the “Service Fees”). Such Service Fee shall be shall equal the sum of (a) the actual costs and expenses incurred by BudaSolar (including personnel and materials), plus (b) forty percent (40%) of the net earnings and profits before taxes that are derived by Kraft under (i) the existing contracts as at the date of this Agreement that are set forth on Attachment A to this Agreement. The amount of the Service Fees payable in connection with any additional contracts entered into by Kraft shall be as the Parties hereto may mutually agree upon.

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Under the terms of the Stock Exchange Agreement and this Agreement, BudaSolar shall utilize all or an appropriate portion of the “Deposit” (as that term is defined in the Stock Exchange Agreement) as payment and prepayment of such Service Fees. In the event that for any reason, the transactions contemplated by the Stock Exchange Agreement shall not be consummated, to the extent that the total Deposit paid by Solar Thin Films, Inc. to BudaSolar under the Stock Exchange Agreement shall exceed the aggregate amount of the Services performed prior to the date of such termination, based on the Service Fees set forth herein or as the Parties may otherwise agree. Following the termination of the Stock Exchange Agreement, this Agreement shall nonetheless continue and Buda Solar shall continue to perform the Services for Kraft until such time as the US dollar value all Services performed from the date of this Agreement (based on the Service Fees set forth herein or as the Parties may otherwise agree) shall equal the total amount of the Deposit paid under the Stock Exchange Agreement.

(2) Royalty. Subject at all times to BudaSolar having provided all of the Services in compliance with the provisions of Section 2 of this Agreement, including Section 2(5) above, in addition to its Service Fees, BudaSolar shall be entitled to receive a royalty equal to three percent (3%) of the net sales price received in cash by Kraft, as and when received by Kraft, as a royalty with respect to each order for the 6MW line of Products sold by Kraft. Such royalties shall be evidenced by copies of the invoice provided to the customer. Notwithstanding the foregoing, the aggregate amount of the royalties payable by Kraft under this Agreement to BudaSolar shall not exceed USD $4,000,000.00 (in words USD four million). The payment of the royalties is due within 30 days from the receipt by Kraft of each payment from the customer for the 6MW line of Products, as, when and if received by Kraft (ie. 3% of each such payment). BudaSolar shall have the right to an annual audit (at the expense of BudaSolar) of Kraft’sales and payment receipts for the 6MW line of Products for so long as royalties shall be payable hereunder.

(3) No Other Payments. BudaSolar shall not be entitled to the reimbursement of any further amounts, any fees of and costs or expenses incurred by BudaSolar, its employees or subcontractors in course of performing this Agreement other than the Service Fees and the 3% royalty described above.

Radnóczy & Mészáros • NÖRR STIEFENHOFER LUTZ

§ 5 Intellectual Property Rights

(1) This Agreement leaves unchanged the legal situation with respect to the patents, patent applications, copyrights, trademarks, drawings, technology, know-how, or other intellectual property rights (collectively, “Intellectual Property”) of each Party as may exist at the time of signing this Agreement. Any and all know-how, design, data, information of the Parties – including the design and features of 6 MW/annum standard amorphous silicon (“a-Si”) line of Product owned by Kraft and the design and features of automated 36 MW/annum production line or Product owned by BudaSolar – shall stay in the ownership of the relevant Party and shall be deemed confidential and all other Parties shall avoid their infringements. Any unauthorized disclosure or usage of Intellectual Property owned by the other Party by any Party shall be deemed as breach of this Agreement unless expressly set forth in the present Agreement.

(2) Each of Kraft and BudaSolar reserve the right of disposal of its Intellectual Property provided to the other Party during for the purposes of this Agreement, and therefore each of Kraft and BudaSolar shall be entitled to use such Intellectual Property only for the performance of the services under this Agreement unless otherwise set forth in the present Agreement; and shall not be entitled to make them public or disclose them to third persons.

(3) The Parties shall claim employees’ inventions for themselves in accordance with statutory provisions and file patent applications for such inventions within a reasonable time, as far as they relate to the subject of the Agreement and have been made during the term of the Agreement.

(4) The invention and the corresponding patent shall belong to that Party whose employees – obliged by their employment agreement to work on solutions in the area of the invention - are the inventors. If employees of both Parties are involved in an invention, the invention and the corresponding patent shall belong to the Parties jointly, the mutual share being agreed upon by the Parties.

(5) Each Party shall bear the costs of the patents filed in its own name. In all other cases the costs between the Parties shall be divided in accordance with their shares in the respective invention.

(7) The grant of a license to third parties shall in any case require the prior written approval of the other Party to the extent that patents owned by both Parties are involved.

(8) Each Party undertakes to defend its Intellectual Property rights at its own costs against attacks by third parties.

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§ 6 Non-solicitation, non-circumvention

(1) During the term of this Agreement the Parties will not either directly or indirectly

(a)	recruit or hire or attempt to recruit or hire any employee, consultant, or independent contractor of the other Party, or

(b)
solicit or endeavor to entice away from the other Party any person or entity with which the other Party has a business or contractual relationship, or attempt to reduce or alter any business arrangements between the other Party and any such person or entity.

(2) The Parties will not in any way whatsoever, directly or indirectly, circumvent or attempt to circumvent each other or any of the parties involved in any of the transactions the Parties are desirous of entering into.

(3) Any violation of this Section of the Agreement is enforceable by a penalty of USD $50,000.00 per incident. Compensatory damages in excess to such penalty amount may be claimed by the non-breaching Party.

§ 7 Duration of the Agreement

(1) This Agreement shall enter into force on the date of its execution by the Parties.

(2) This Agreement shall terminate and expire with Closing as defined in the Stock Exchange Agreement. This Agreement shall also terminate and expire upon thirty (30) days prior written notice by either Kraft or BudaSolar in case the Closing as defined in the Stock Exchange Agreement is not realized by February 15, 2009.

(3) During the duration of this Agreement termination by either Party shall be only possible if expressly provided for under the Stock Exchange Agreement.

(4) All of the Parties may mutually agree in writing at any time to terminate this Agreement.

(5) Notwithstanding the foregoing provisions of this Section 7, unless otherwise agreed in writing by all of the Parties, this Agreement shall automatically be extended for such additional period as BudaSolar shall be performing Services as provided in Section 4(1) above. In addition, Kraft’s obligation to pay the royalty payments contemplated by Section 4(2) above shall survive termination of this Agreement.

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§ 8 Changes of the Agreement

Changes of this Agreement shall be made in writing and signed by both Parties to be valid.

§ 9 Severability

If any provision of this Agreement is or becomes partially or wholly invalid or unenforceable, the validity of the remaining provisions of this Agreement shall not thereby be affected. In the place of the invalid or unenforceable provision, such a legally admissible provision shall be deemed to have been agreed as corresponds to what the Parties would have intended or which would have been agreed by the Parties according to the meaning and purpose of this Agreement, if they had been aware of the invalidity or unenforceability of the relevant provision.

§ 10 Governing law and jurisdiction

(1) The Parties shall make a diligent effort to settle amicably all disagreements in conjunction with this Agreement. If an amicable agreement is not reached, all disputes arising in connection with this Agreement shall be finally settled by the Permanent Court of Arbitration in Budapest established next to the Hungarian Chamber of Commerce and Industry. The Court of Arbitration may also decide with binding effect on the validity of this arbitration clause. The Arbitration Court proceeds according to its own Rules. Three arbitrators shall be appointed. The language of arbitration shall be English.

(2) This Agreement is subject to Hungarian law.

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Radnóczy & Mészáros • NÖRR STIEFENHOFER LUTZ

Date: September 29, 2008

KRAFT ELEKTRONIKAI ZÁRTKÖRŰEN MŰKÖDŐ RÉSZVÉNYTÁRSASÁG

By:	/s/ Peter C. Lewis
Peter C. Lewis, President

BUDASOLAR TECHNOLÓGIAI KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG

By:	/s/ Istvan Krafcsik
Istvan Krafcsik, Managing Director

/s/ Istvan Krafcsik
Istvan Krafcsik

/s/ Attila Horvath
Attila Horvath

SOLAR THIN FILMS, INC.

By:	/s/ Peter C. Lewis
Peter Lewis, Chief Executive Officer